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        HX INVESTORS, L.P. AND SHELBOURNE PROPERTIES I, INC., SHELBOURNE
                            PROPERTIES II, INC. AND
       SHELBOURNE PROPERTIES III, INC., ENTER INTO AGREEMENTS TO PROVIDE
               ADDITIONAL BENEFITS TO NON-TENDERING SHAREHOLDERS;
           HX INVESTORS, L.P. INCREASES OFFER PRICE AND EXTEND OFFERS


     JERICHO, NEW YORK, August 5, 2002 -- HX Investors, L.P. announced today that it has entered into amendments to the Stock Purchase Agreements with each of Shelbourne Properties I, Inc. (Amex: HXD), Shelbourne Properties II, Inc. (Amex: HXE) and Shelbourne Properties III, Inc. (Amex: HXF) to incorporate the additional benefits for non-tendering shareholders outlined in its Supplements to Offers to Purchase, dated August 1, 2002, as modified by HX Investors L.P. Supplements No. 2 to Offers to Purchase being filed today with the Securities and Exchange Commission. In addition, HX Investors has agreed to additional benefits for non-tendering shareholders to assist in enforcing their rights and remedies under the Stock Purchase Agreements. HX Investors, L.P. is increasing its offer prices to $63.15, $73.85 and $58.30 per share in each of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc., respectively. HX Investors, L.P. has extended the tender offers until 12:00 Midnight, E.S.T., on August 16, 2002, unless further extended. Approximately 132,639, 103,535 and 100,850 shares of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc., respectively, had been tendered pursuant to the tender offers as of the close of business on August 2, 2002.

     HX Investors, L.P. is mailing to stockholders of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. supplements to its Offers to Purchase containing the revised terms set forth above. The supplements have been filed with the Securities and Exchange Commission and may be obtained at its website at www.sec.gov. For additional information, please contact MacKenzie Partners, Inc., our information agent, at
(800) 322-2885 (toll free) or (212) 929-5500 (call collect).